                                                                  Exhibit 10.26
ADFORCE-TM- SERVICE                                        2CAN MEDIA AGREEMENT
-------------------------------------------------------------------------------

                       ADFORCE SERVICES AGREEMENT

This Agreement (the "Agreement") is entered into between IMGIS, Inc., a California corporation ("IMGIS"), with offices at 10101 North DeAnza Blvd., Suite 210, Cupertino, California 95014 and 2CAN Media, a Delaware corporation ("COMPANY"), with offices at 20700 Ventura Blvd., Woodland Hills, CA 91364.

1. ADFORCE SERVICE DEFINITION. The AdForce service is an Internet advertising administration system that will allow 2CAN Media and its ad sales and network clients, defined as Web publishers ("Clients") to manage advertising on Client's Web sites or similar on-line services. As part of the AdForce service, IMGIS will provide 2CAN Media with the AdForce "client" software application ("Application Software"), with which 2CAN Media will be able to (a) generate ad tags, (b) schedule advertising to run in the online environments in which 2CAN Media places those ad tags and (c) generate reports on such advertising. In addition, IMGIS will maintain an AdForce server complex from which IMGIS will electronically deliver advertising scheduled by 2CAN Media to the online environments containing the ad tags placed by 2CAN Media and its Clients. The delivery of "Impressions," defined as the transmission of advertisements or other content by AdForce, will be verified by monthly third-party audits of the AdForce service, conducted by the Audit Bureau of Verification Services, Inc. or another third party chosen by IMGIS in its sole discretion. The AdForce service includes targeting features as listed in Exhibit B. The AdForce service includes a suite of standard reports available in the AdForce system and listed in Exhibit B. Features added to the AdForce service in the future, including, but not limited to, demographic and psychographic targeting; will be considered part of the AdForce service covered in this Agreement and may be subject to additional fees, which fees will be subject to IMGIS sole discretion.

2. ADFORCE SERVICE AND SUPPORT. In addition to the functionality described in Section 1, IMGIS will provide 2CAN Media with telephone customer support from the hours of 6am to 6pm Pacific Time, Monday-Friday, excluding major holidays and 7 day a week, 24-hour-a-day access to IMGIS technical support via phone and pager. 2CAN Media will be responsible for providing support to its Clients and advertisers unless IMGIS is providing Platinum Service. IMGIS will provide full-service scheduling of 2CAN Media's advertising campaigns by IMGIS personnel ("Platinum Service"), including manual insertions and campaign modifications for a period of sixty (60) days from the execution date of this agreement (Platinum Service). Platinum Service will be available to 2CAN Media after this initial sixty (60) day period at an additional fee to be determined.

3. OBLIGATIONS OF 2CAN MEDIA. 2CAN Media agrees to utilize the AdForce service as its exclusive ad serving technology. 2CAN Media agrees to implement the ad tags on its Clients' sites as described in the AdForce User Guide and Help documentation. 2CAN Media also agrees to use best commercial efforts to schedule all advertising for 2CAN's Client sites or on-line properties on the AdForce service. If 2CAN Media elects to have IMGIS process insertion and modification orders on 2CAN Media's behalf, 2CAN Media agrees to supply IMGIS with the information necessary to schedule and/or modify ad campaigns at least 12 hours in advance of campaign initiation. Should the average file size of 2CAN Media's advertisements exceed 12 kilobytes, as determined by IMGIS on a monthly basis, 2CAN agrees to pay the incremental fee listed in Exhibit A to compensate for higher bandwidth costs. 2CAN Media agrees to provide IMGIS with non-binding volume forecasts of Impressions to be delivered using the AdForce service for the upcoming 12 months on a rolling 30-day basis. 2CAN Media agrees to respond favorably to inquiries from the press, potential investors, customers and future customers regarding the AdForce service, IMGIS and the relationship between parties. Additionally, 2CAN Media agrees to participate in, and make inventory available to, upcoming AdForce product functionality currently code named "Cross Network Buying" which will allow media buyers and other web publishers to electronically access available inventory through the AdForce service. (release date TBD).

4. OWNERSHIP / LIMITATIONS ON USE. Subject to the terms and conditions of this Agreement, IMGIS hereby grants to 2CAN Media a non-exclusive, non-transferable license for the term of this Agreement to use the Application Software in connection with the AdForce service. IMGIS shall have the sole and exclusive ownership of all right, title and interest in and to the Application Software and the AdForce service, any enhancements thereto and in any materials provided to 2CAN Media by IMGIS. 2CAN Media may not use or authorize the use of the AdForce service except with its Clients and advertisers in conjunction with 2CAN Media's ad sales business. 2CAN Media may not copy, sell, distribute or sublicense the Application Software except as specifically permitted under this Agreement. 2CAN Media shall not modify, alter, reverse assemble, reverse compile or otherwise attempt by any other method to create or derive the source programs of the AdForce service or the Application Software, nor authorize or contract with third parties to do the same.

5. DATA. During the course of delivering advertisements to Client Web sites and for Client advertisers, the AdForce service collects and maintains various information such as information necessary to target advertising, including, but not limited to, the user's IP address, cookies, browser type and operating system as well as the time, date and ad tag of the request (the "Data"). IMGIS will store and maintain this data for a period of 60 days. Although IMGIS owns the right to this data, IMGIS shall not, during the term of this Agreement, distribute to third parties, Data that discloses the traffic volumes, CPM's or campaign details specific to the 2CAN Media network, their Clients or advertisers. IMGIS will provide 2CAN Media with 24-hour access to data on campaign results through reports available through the Application Software. IMGIS will provide 2CAN Media monthly downloads of raw data relating to

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ADFORCE-TM- SERVICE                                        2CAN MEDIA AGREEMENT
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     reports available through the Application Software. IMGIS will provide
     2CAN Media monthly downloads of raw data relating to 2CAN's network, Clients and advertisers in a standard format to be agreed upon by 2CAN Media and IMGIS for a period of 60 days. After the initial 60 day period, should 2CAN Media require IMGIS to provide data downloads, 2CAN Media will reimburse IMGIS for the cost of transferring the data on a time and material basis at the rate of $225 per hour.

6. MODIFICATIONS/ENHANCEMENTS. IMGIS will give 2CAN Media access to any modifications, upgrades or changes to the Application Software or AdForce service that are generally available to other IMGIS customers as soon as they become available; provided that any such modifications, upgrades or changes will, at the sole discretion of IMGIS, be considered part of the AdForce service covered in this Agreement, or be considered part of other AdForce services and subject to additional fees. 2CAN Media may request that IMGIS makes modifications to the Application Software or the AdForce service. IMGIS will consider any such requests in good faith, but shall not be obligated to make any requested modification. In the event that IMGIS agrees to make a requested modification, IMGIS will submit a quote for the cost to complete the modification to 2CAN Media on a time and material basis at the rate of $225 per hour. Any modifications will be the sole property of IMGIS and, unless specifically agreed otherwise, IMGIS may include the modifications in the Application Software and AdForce service it provides to other IMGIS customers.

7. CONFIDENTIALITY. Confidential Information includes: (i) information of either party regarding R&D, manufacturing, products, business plans, customers, user information, finances, or personnel and other information identified as confidential by the party at the time it is disclosed; (ii) any information regarding 2CAN Media's specific activity levels, pricing, performance or any other data specific to 2CAN Media's activity levels; (iii) any 2CAN Media's passwords to AdForce, AdForce user guides, the AdForce Application Software, and the AdForce "help" documentation, whether on-line or in printed form; and (iv) any account information input into the AdForce service by 2CAN Media, such as advertiser contact and billing information. Confidential Information of either party shall not be used, disclosed or reproduced by the other party without the consent of the party providing said information, except for any information, data or material which: (a) at the time of disclosure to the receiving party was known or in the possession of the receiving party; (b) is independently developed by the receiving party;
     (c) is generally available to the public without any breach of this Agreement; or (d) is obtained from a third party having the right to disclose such information. Each party will disclose the other party's Confidential Information only to employees who need to know it to perform under this Agreement and who are bound by the terms of this Agreement. Each party will return or destroy all copies of the other party's Confidential Information when this Agreement is terminated except for data resident within the AdForce system.

8. INDEMNIFICATION. (a) Subject to subsection (b), 2CAN Media shall indemnify and hold harmless IMGIS from any liability and damages and costs (including reasonable costs and attorney's fees) arising out of or relating to advertising placed by 2CAN Media, its Clients and advertisers using the AdForce service, including, without limitation, content, libel, invasion of privacy, and rights of publicity, provided that: (i) IMGIS promptly notifies 2CAN Media of such claims; (ii) 2CAN Media has sole control of the defense and settlement of such claims and is not responsible for any settlement that it does not approve in writing; and (iii) IMGIS renders all reasonable assistance required.
     (b) IMGIS shall indemnify and hold harmless 2CAN Media from any third party claims and liabilities for infringement arising out of or relating to 2CAN Media's use of the Application Software and the AdForce Service pursuant to this Agreement, provided that: (i) 2CAN Media promptly notifies IMGIS of such claims; (ii) IMGIS has sole control of the defense and settlement of such claims and is not responsible for any settlement that it does not approve in writing; and (iii) 2CAN Media renders all assistance required. If an injunction is entered against 2CAN Media's use of the Application Software, IMGIS will, at its option,
     (A) obtain a license permitting such use, (B) modify the Application Software to avoid the infringement, or (C) if it cannot reasonably do either of the foregoing, terminate 2CAN's license to the Application Software and terminate this Agreement.

9. WARRANTY. 2CAN Media warrants that 2CAN Media is free to enter into this Agreement and that this Agreement constitutes the valid and binding obligation of 2CAN Media enforceable in accordance with its terms. IMGIS represents and warrants that IMGIS is free to enter into and perform this Agreement and, except for events beyond IMGIS' control including but not limited to Internet access outages and other events of force majeure, (a) the AdForce service will materially conform to the functionality described in section; (b) IMGIS either owns, has, or will otherwise acquire the right (and will, during the term hereof maintain such right) to use all hardware and software components of the AdForce service and will not infringe on any right or interest (intellectual property or otherwise) of any third party.

     EXCEPT AS SPECIFIED IN THIS SECTION, IMGIS HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT, IN CONNECTION WITH THIS AGREEMENT.

10.  LIABILITY. NEITHER PARTY WILL BE LIABLE FOR CONSEQUENTIAL,
     INCIDENTAL, SPECIAL OR EXEMPLARY DAMAGES, EVEN IF IT HAS BEEN WARNED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL IMGIS' AGGREGATE LIABILITY TO 2CAN UNDER THIS AGREEMENT EXCEED THE FEES RECEIVED BY IMGIS UNDER THIS AGREEMENT.

11. TERM AND TERMINATION. The initial term of this Agreement will be eighteen (18) months and shall commence on the Effective Date indicated below. Either party may terminate the Agreement if the other party fails to perform any of its obligations in any material respect, and such failure continues for a period of thirty (30) days after receipt by the breaching party of written notice from the non-breaching party specifying such default. Either party may terminate this Agreement in the event that the other party ceases to do

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ADFORCE-TM- SERVICE                                        2CAN MEDIA AGREEMENT
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     business, undergoes a bankruptcy or insolvency proceeding, or an assignment for the benefit of creditors. Upon the expiration or termination of the Agreement for any reason, the parties will return all Confidential Information of the other party in their possession. All accrued payment obligations of 2CAN shall survive expiration or termination of the Agreement, as shall the parties' rights and obligations under Sections 4 through 10, as well as sections 13 and 15.

12. ASSIGNMENT. This Agreement is not assignable or transferable by either party without the prior written consent of the other party, except that a party may assign the Agreement to any entity: (a) controlling that party; (b) controlled by, under common control with, or acquiring a controlling financial interest in that party, or in which that party acquires a controlling financial interest (provided such assignee assumes the assignor's obligations under this Agreement and provided further that assignor remains liable to the other party following such assignment); or (c) acquiring substantially all of assignor's assets (provided such assignee assumes assignor's obligations under this Agreement), where "control" in the foregoing shall mean ownership of fifty percent (50%) or more of the voting stock of the entity or (d) by operation of law.

13. PAYMENT TERMS. 2CAN shall pay to IMGIS the dollar amounts determined from the pricing schedule set forth in Exhibit A for all fees incurred by 2CAN, its Clients' and advertiser's use of the AdForce service, within 15 days. 2CAN shall pay IMGIS for its use and its Clients' and advertiser's use of the AdForce service, regardless of whether
     2CAN has received reimbursement from its Clients and advertisers for such charges. All payments to IMGIS shall be remitted in U.S. Dollars. Fees for the AdForce service are subject to change at the expiration of the initial term and upon renewal of this Agreement.

14. GENERAL. This Agreement is the complete and exclusive statement of the mutual understanding of the parties and supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Agreement. No failure or delay in exercising any right hereunder will operate as a waiver thereof, nor will any partial exercise of any right or power hereunder preclude further exercise. Any waivers or amendments shall be effective only if made in writing. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by the law of the State of California without regard to the conflicts of law provisions thereof.
     The prevailing party in any action to enforce this Agreement will be entitled to recover its attorney's fees and costs in connection with such action. Nothing contained herein shall be construed as establishing a partnership, joint venture, employment or other business relationship between the parties hereto other than that of independent contractors. This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the parties have executed this Agreement as of:  8/25/98
(Effective Date)                                                   -----------

By:       /s/ [illegible]                 Accepted: /s/ Charles W. Berger
           -----------------------------           ----------------------------
Print Name:   [illegible]                 Name:    Charles W. Berger
           -----------------------------           ----------------------------
Title:     President & CEO                Title:   Chairman & CEO
           -----------------------------           ----------------------------
2CAN Media: (2CAN)                        IMGIS, Inc. (IMGIS)


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ADFORCE-TM- SERVICE                                        2CAN MEDIA AGREEMENT
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                                  SCHEDULE A
                                     FEES

  Pricing for the AdForce basic service for 2CAN Media will be as shown below:

MONTHLY VOLUME                              CPM (COST PER THOUSAND ADS SERVED)
--------------                              ----------------------------------
< 300 million                               $0.55
300 million                                 $0.35
400 million                                 $0.32
500 million                                 $0.29
750 million +                               $0.27
1 billion +                                 $0.25


   MFN PRICING
   -----------
- IMGIS agrees that pricing for AdForce services for 2CAN Media will be at most favored nation ("MFN") pricing as it relates to any organizations who are exclusively in the business of ad sales and delivering similar volumes on similar terms to 2CAN Media. Pricing to America On-Lie and its affiliates are specifically excluded.

- Pricing is based on average ad size of 12K bytes. An additional $0.01 per thousand will be added for each 1K bytes average ad size exceeds 12K bytes.

-  Custom Reports can be designed for an extra charge.

- On-site training is available on request for $750 per day, per trainer plus expenses.

- Pricing for advanced features such as demographic and psychographic targeting will be negotiated as those features become available. Such pricing shall be offered to 2CAN Media on a MFN basis when compared to other organizations who's primary business is on-line media sales under similar terms and volumes. The only exception to this will be America On-Line and its affiliates.

- IMGIS' client service personnel will manually input new campaigns for a sixty (60) day period from the execution of this agreement at no additional charge (Platinum Service). Additionally, IMGIS agrees to assign a dedicated Client Services representative to work with 2CAN Media. This person will be based in IMGIS' Costa Mesa office, but will be available from time to time to go on site at 2CAN's South Coast offices. This service will be available after the initial sixty (60) day period at a fee to be agreed by the parties.

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ADFORCE-TM- SERVICE                                        2CAN MEDIA AGREEMENT
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                                 SCHEDULE B

   ADFORCE TARGETING
   All levels of the AdForce service include targeting on the following parameters, when AdForce databases allow the parameter to be resolved:

- BROWSER TYPE - Different campaigns can be delivered to visitors with different browsers.

- OPERATING SYSTEM - Different campaigns can be delivered to visitors with different operating systems.

- DOMAIN TYPE - Different campaigns can be delivered to visitors from different domains (i.e., com or edu)

- SERVICE PROVIDER - Different campaigns can be delivered to visitors with different Internet service providers.

- TELEPHONE AREA CODE - Different campaigns can be delivered to visitors in different area codes.

- SIC CODE - Different campaigns can be delivered to visitors working for companies with different SIC codes.

- COUNTRY - Different campaigns can be delivered to visitors from different countries.

- FREQUENCY - An advertisement can be shown no more than a specified number of times to each visitor.

- SEQUENCE - A series of advertisements can be shown in sequence to a visitor.

- KEYWORDS - Advertisements can be targeted on the basis of a word or phrase typed by a visitor.

- SITE DATA - Ads can be targeted on the basis of data in a site's database (i.e., with registered users)

- DAY / DATE / TIME OF DAY - Ads can be scheduled to run during specific times and on specific days.

-  CONTENT AREA - Ads can be targeted to a specific area of a site.

There may be additional charges for additional targeting parameters added in the future, as well as for customization of the targeting algorithms for keywords and site data--pricing for these services to be determined.

ADFORCE REPORTING
The following reports are currently available with all levels of the AdForce service:

NETWORK REPORTS                WEBSITE REPORTS                  ADVERTISER REPORTS
----------------------------------------------------------------------------------
Daily Campaign Details         Activity by Advertiser           Campaign On-line Summary
Daily Campaign Summary         Activity by Area Code            Summary by Area Code
Monthly Billing Report         Activity by Browser              Summary by Banner
Sumary by Advertiser           Activity by Content Unit         Summary by Browser
Summary by Area Code           Activity by Country              Summary by Category
Summary by Browser             Activity by Date                 Summary by Country
Summary by Category            Activity by Domain               Summary by Date
Summary by Country             Activity by Keyword              Summary by Domain
Summary by Date                Activity by Hour                 Summary by Hour
Summary by Domain              Activity by Operating System     Summary by Operating System
Summary by Hour                Activity by Pay Type             Summary by Service Provider
Summary by Operating System    Activity by Service Provider     Summary by SIC Code
Summary by Payment Type        Activity by SIC Code             Summary by Website
Summary by Service Provider    Website Revenue                  Campaign Summary
Summary by SIC Code                                             Monthly Billing Report
Summary by Website

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ADFORCE-TM- SERVICE                                        2CAN MEDIA AGREEMENT
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WEBSITE REVENUE

THERE WILL BE ADDITIONAL CHARGES FOR REPORTS CUSTOMIZED OR DESIGNED TO 2CAN'S SPECIFICATIONS. THERE MAY ALSO BE ADDITIONAL CHARGES FOR REPORTS ADDED IN THE FUTURE.



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